                                                                   Exhibit 99


                        [Oxford Health Plans Letterhead]

                                                   Re: Oxford Health Plans, Inc.
                                                       800 Connecticut Avenue
                                                       Norwalk, CT 06854
For Further Information:

Stephen F. Wiggins
Chairman and CEO
(203) 852-1442

FOR IMMEDIATE RELEASE
August 6, 1996

   OXFORD HEALTH PLANS REPORTS 98 PERCENT EARNINGS INCREASE IN SECOND QUARTER

                  NORWALK, CONNECTICUT, AUGUST 6, 1996--Oxford Health Plans, Inc. (NASDAQ:OXHP) today reported that second quarter 1996 net earnings rose 98 percent on a revenue increase of 75 percent when compared with the second quarter of 1995. The earnings growth was driven by increased enrollment in the Company's fully insured programs, stable medical expense trends and a significant improvement in the ratio of administrative expenses to operating revenues.

                  Total revenues for the second quarter ended June 30, 1996 reached $725.3 million, a 75 percent increase from $413.4 million a year ago. Operating earnings jumped 88 percent to $39.7 million compared with $21.1 million in the second quarter of 1995. Net earnings increased 98 percent to $22.5 million, or $.28 per share, from $11.3 million, or $.16 per share, in the prior year's second quarter. The increase in second quarter 1996 earnings per share represented a 75% improvement over the second quarter of 1995 .

                  For the six months ended June 30, 1996, the Company's revenues totaled $1.38 billion, an 85 percent increase from $747.8 million for the first six months of 1995. Operating earnings rose to $72.8 million, an increase of 81 percent from the $40.1 million earned in the first six months of 1995, while net earnings for the first six months of 1996 increased 89 percent to $41.0 million, or $.53 per share, from $21.7 million, or $.30 per share, for the first six months of 1995.

                  Per share amounts have been restated to reflect the two-for-one stock split effectuated as a dividend declared in March 1996 and distributed to stockholders in April 1996.

                  Oxford's enrollment totaled approximately 1,321,100 members at June 30, 1996, an increase of over 120,000 during the second quarter of 1996 and almost 64 percent higher than membership at the end of last year's second quarter. All of this new membership has come from fully insured enrollment which has continued to grow in the third quarter of 1996. Approximately 85,000 net new members have enrolled since the end of June 1996, bringing total membership to over 1,406,000 as of August 1, 1996. The strong earnings and enrollment growth continue to reflect the popularity and quality of the Company's products.

                                     -more-



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Page 2
Oxford Health Plans, Inc.
August 6, 1996

                  The Company's medical-loss ratio for second quarter of 1996 was 80.3%, slightly better than expectations. The Company believes that it is benefiting from better provider contracts and strengthened medical management programs.

                  Administrative expenses were 15.9% of operating revenue for the second quarter of 1996, compared with 18.2% for the second quarter of 1995 and 18.7% for the full year of 1995.

                  "We are pleased to see expansion of our margins in the second quarter," said Stephen F. Wiggins, Oxford's Chairman and Chief Executive Officer. "We believe our products are becoming more price competitive, as we are beginning to see premium rate increases by many of our competitors. In addition, we benefited during the second quarter from our continuing efforts to better manage both medical and administrative expenses."

                  In April 1996, the Company completed a registered public offering of 5,227,272 shares of newly issued post split shares of common stock from which the Company realized net proceeds of approximately $220 million.

                  In July 1995, Oxford completed a merger with OakTree Health Plans, Inc., a Philadelphia-based health maintenance organization. Under the terms of the merger agreement, all of the issued and outstanding shares of OakTree capital stock were exchanged for shares of Oxford common stock in a pooling of interests transaction. Accordingly, all of the appropriate prior year data shown above and in the financial tables have been restated to include OakTree, in accordance with the pooling of interests method of accounting.

                  Oxford's product lines include traditional health maintenance organizations, point-of service plans, third-party administration of employer funded benefit plans, Medicare and Medicaid plans, and dental plans. Oxford markets its health plans to employers in New York, New Jersey, Pennsylvania, Connecticut and New Hampshire through its direct sales force and through independent insurance agents and brokers.

                             FINANCIAL TABLES FOLLOW
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                   OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
            THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 1996 AND 1995
              (IN THOUSANDS, EXCEPT PER SHARE AND MEMBERSHIP DATA)
                                   (UNAUDITED)

                                                     THREE MONTHS               SIX MONTHS
                                                     ENDED JUNE 30             ENDED JUNE 30
                                                ----------------------------------------------
                                                   1996        1995          1996        1995
- ----------------------------------------------------------------------------------------------
Revenues:
   Premiums earned                              $ 712,768     406,275     1,360,950    734,464
   Third-party administration, net                  2,346       2,828         5,528      5,694
   Investment income, net                          10,175       4,336        16,900      7,664
- ----------------------------------------------------------------------------------------------
          Total revenues                          725,289     413,439     1,383,378    747,822
- ----------------------------------------------------------------------------------------------

Expenses:
   Health care services                           572,016     317,968     1,090,232    570,505
   Marketing, general and administrative          113,553      74,335       220,313    137,179
- ----------------------------------------------------------------------------------------------
          Total expenses                          685,569     392,303     1,310,545    707,684
- ----------------------------------------------------------------------------------------------

Operating earnings                                 39,720      21,136        72,833     40,138
Equity in loss of affiliate                        (1,000)       (750)       (2,050)    (1,623)
Other income (expense), net                            39          46            90         12
- ----------------------------------------------------------------------------------------------
Earnings before income taxes                       38,759      20,432        70,873     38,527
Provision for income taxes                         16,301       9,084        29,898     16,806
- ----------------------------------------------------------------------------------------------
Net earnings                                    $  22,458      11,348        40,975     21,721
==============================================================================================

Earnings per common and common
        equivalent share-primary and
        fully diluted                           $     .28         .16          0.53        .30

Weighted average common stock and
        common stock equivalents outstanding-
        primary and fully diluted                  80,791      72,770        77,988     72,596


                          Membership at
                             June 30         Increase
- ----------------------------------------
MEMBERSHIP HIGHLIGHTS    1996       1995    (Decrease)
- -----------------------------------------------------
Freedom Plan            882,000   536,900    345,100
HMO                     165,500   101,050     64,450
Medicare                 98,000    42,000     56,000
Medicaid                136,000    84,050     51,950
- ----------------------------------------------------
Total Fully Insured   1,281,500   764,000    517,500
Self-funded              39,600    43,000     (3,400)
- ----------------------------------------------------
Total Membership      1,321,100   807,000    514,100
====================================================

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                   OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                       JUNE 30, 1996 AND DECEMBER 31, 1995
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                       JUNE 30,   Dec. 31,
                                                                         1996       1995
                                                                       ------------------
Current assets:                                                       (Unaudited)
   Cash and cash equivalents .......................................   $108,361    58,450
   Short-term investments-available for sale (at market value) .....    587,679   310,197
   Premiums receivable (net of allowance for doubtful
      accounts of $2,048 in 1996 and $3,029 in 1995) ...............    123,219    96,278
   Other receivables ...............................................     18,611    15,260
   Prepaid expenses and other current assets .......................      4,619     3,563
   Deferred income taxes ...........................................      9,701     8,443
- -----------------------------------------------------------------------------------------
        Total current assets .......................................    852,190   492,191

Property and equipment, at cost (net of accumulated depreciation and
      amortization of $48,386 in 1996 and $30,074 in 1995) .........    108,382    97,414
Other noncurrent assets ............................................     23,916    19,171
- -----------------------------------------------------------------------------------------
        Total assets ...............................................   $984,488   608,776
=========================================================================================

                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Medical costs payable ...........................................   $427,483   300,508
   Trade accounts payable and accrued expenses .....................     46,053    36,508
   Income taxes payable ............................................     10,434     1,428
   Unearned premiums ...............................................      9,022    50,299
- -----------------------------------------------------------------------------------------
        Total liabilities ..........................................    492,992   388,743

Stockholders' equity:
   Preferred stock, $.01 par value, authorized 2,000,000 shares ....         --        --
   Common stock, $.01 par value, authorized 200,000,000
        shares; issued and outstanding 75,020,643 in 1996
        and 34,390,401 in 1995 .....................................        750       343
   Additional paid-in capital ......................................    348,790   116,639
   Retained earnings ...............................................    137,142    96,167
   Unrealized net appreciation of investments ......................      4,814     6,884
- -----------------------------------------------------------------------------------------
        Total stockholders' equity .................................    491,496   220,033
- -----------------------------------------------------------------------------------------
        Total liabilities and stockholders' equity .................   $984,488   608,776
=========================================================================================